Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

[●], 2018

Cango Inc.

10A, Building 3, Youyou Century Plaza

428 South Yanggao Road

Pudong New Area, Shanghai 200127

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Cango Inc., a Cayman Islands company (the “Company”), in connection with the registration statement on Form F-1 (File No. 333- [ ]) (the “Registration Statement”), filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of Class A ordinary shares, par value US$0.0001 per share, of the Company which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”)) and a form of deposit agreement among the Company, Citibank N.A., as depositary, and holders from time to time of ADSs (the “Deposit Agreement”), including the form of American depositary receipt. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed that the Deposit Agreement will be executed in the form reviewed by us.

BEIJING     HONG KONG     HOUSTON     LONDON     LOS ANGELES     PALO ALTO     SAO PAULO     SEOUL     TOKYO     WASHINGTON, D.C.

Simpson Thacher & Bartlett LLP

Cango Inc.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth on pages [193-197] of the Prospectus under the caption “Taxation – Certain United States Federal Income Tax Considerations,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the U.S. federal income tax consequences to United States Holders (as such term is defined in the Prospectus) of the purchase, ownership and disposition of the Company’s ADSs and ordinary shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

Simpson Thacher & Bartlett LLP

Cango Inc.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Taxation” in the Prospectus.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

3